UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        Il Fornaio (America) Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   451926 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  451926 10 9                                                                     Page 2 of 20 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          InterWest Partners IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     295,158
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       295,158
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,158
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 2 of 20 Pages


---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  451926 10 9                                                                     Page 3 of 20 Pages
           ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          InterWest Management Partners IV, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     295,158
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       295,158
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,158
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 3 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 4 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          InterWest Partners I
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     201,289
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       201,289
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          201,289
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.5%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 4 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 5 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          HBH Partners I
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5    SOLE VOTING POWER

         NUMBER OF                     201,289
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       201,289
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          201,289
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.5%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 5 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 6 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          InterWest Partners II
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     209,584
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       209,584
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          209,584
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.6%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 6 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 7 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          HBH Partners II
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     209,584
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       209,584
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          209,584
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.6%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 7 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 8 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          InterWest Entrepreneurs
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     7,172
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       0
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       7,172
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,172
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 8 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 9 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Eugene F. Barth
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       410,873
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       410,873
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          410,873
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.1%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT

                                             Page 9 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 10 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Harvey B. Cash
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       295,158
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       295,158
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,158
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 10 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 11 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Alan W. Crites
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       295,158
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       295,158
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,158
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 11 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 12 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Philip T. Gianos
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       504,742
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       504,742
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          504,742
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.7%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 12 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 13 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Wallace R. Hawley
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       706,031
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       706,031
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          706,031
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.2%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 13 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 14 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          W. Scott Hedrick
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     11,500
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       706,031
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       11,500
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       706,031
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          717,531
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.4%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 14 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 15 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          W. Stephen Holmes
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       295,158
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       295,158
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          295,158
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 15 of 20 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 451926 10 9                                                                      Page 16 of 20 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert R. Momsen
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)[ ]
                                                                                                         (b)[ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     0
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       706,031
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       706,031
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          706,031
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.2%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 16 of 20 Pages

Item 1.

(a)      Name of Issuer:  Il Fornaio (America) Corporation ("Issuer")


(b)       Address of Issuer`s Principal Executive Offices:

         1000 Sansome Street
         San Francisco, CA 94111

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners IV, L.P. ("IW4")
         InterWest Management Partners IV, L.P. ("IMP4")
         InterWest Partners I ("IW1")
         HBH Partners I ("HBH1")
         InterWest Partners II ("IW2")
         HBH Partners II ("HBH2")
         InterWest Entrepreneurs ("IWE")
         Eugene F. Barth ("Barth")
         Harvey B. Cash ("Cash")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")

(b) Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

 (c)      Citizenship/Place of Organization:

         IW4:         California
         IMP4:        California
         IW1:         California
         HBH1:        California
         IW2:         California
         HBH2:        California
         IWE:         California
         Barth:       United States
         Cash:        United States
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States


(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     451926 10 9

                               Page 17 of 20 Pages

Item 3.        Not applicable.


Item 4         Ownership.

------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------
                       IW4                                                                Cash                        Hawley
                      IMP4      IW1      HBH1      IW2       HBH2      IWE     Barth     Crites   Gianos   Hedrick    Momsen
                                                                                         Holmes
------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------
(a)    Beneficial
       Ownership     295,158   201,289  201,289  209,584   209,584     7,172   410,873   295,158  504,742   717,531   706,031
                                                        *         *
------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------
(b)    Percentage
       of Class         5.1%      3.5%     3.5%      3.6%      3.6%     0.1%      7.1%      5.1%     8.7%     12.4%     12.2%
------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------
(c)    Sole Voting
       Power         295,158   201,289  201,289   209,584   209,584    7,172         0         0        0    11,500         0
------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------
       Shared
       Voting Power
                           0         0        0         0         0        0   410,873   295,158  504,742   706,031   706,031
------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------
       Sole
       Dispositive
       Power         295,158   201,289  201,289   209,584   209,584    7,172         0         0        0    11,500         0
------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------
       Shared
       Dispositive
       Power               0         0        0         0         0        0   410,873   295,158  504,742   706,031   706,031
------ ------------- -------- --------- -------- --------- --------- -------- --------- --------- -------- --------- ---------

*Includes 7,172 shares owned by IWE. IW2 is the general partner of IWE.

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreements of IMP4, HBH1, and HBH2 the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnerships.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 1998


INTERWEST PARTNERS IV, L.P.                          ___________________________
By:    InterWest Management Partners IV, L.P.        Eugene F. Barth

       By: ___________________________________       ___________________________
           General Partner                           Harvey B. Cash

INTERWEST MANAGEMENT PARTNERS IV, L.P.               ___________________________
                                                     Alan W. Crites
By:    _______________________________________
       General Partner                               ___________________________
                                                     Philip T. Gianos
INTERWEST PARTNERS I
By:    HBH Partners I                                ___________________________
                                                     Wallace R. Hawley
       By: ___________________________________
           General Partner                           ___________________________
                                                     W. Scott Hedrick
HBH PARTNERS I
                                                     ___________________________
By:    _______________________________________       W. Stephen Holmes
       General Partner
                                                     ___________________________
INTERWEST PARTNERS II                                Robert R. Momsen
By:    HBH Partners II

       By: ___________________________________
           General Partner

HBH PARTNERS II

By:    _______________________________________
       General Partner

INTERWEST ENTREPRENEURS
By:    InterWest Partners II
       By: HBH Partners II

           By:  _______________________________
                General Partner


                               Page 19 of 20 Pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 1998


INTERWEST PARTNERS IV, L.P.                            _________________________
By:    InterWest Management Partners IV, L.P.          Eugene F. Barth

       By: ___________________________________         _________________________
           General Partner                             Harvey B. Cash

INTERWEST MANAGEMENT PARTNERS IV, L.P.                 _________________________
                                                       Alan W. Crites
By:    _______________________________________
       General Partner                                 _________________________
                                                       Philip T. Gianos
INTERWEST PARTNERS I
By:    HBH Partners I                                  _________________________
                                                       Wallace R. Hawley
       By: ___________________________________
           General Partner                             _________________________
                                                       W. Scott Hedrick
HBH PARTNERS I
                                                       _________________________
By:    _______________________________________         W. Stephen Holmes
       General Partner
                                                       _________________________
INTERWEST PARTNERS II                                  Robert R. Momsen
By:    HBH Partners II

       By: ___________________________________
           General Partner

HBH PARTNERS II

By:    _______________________________________
       General Partner

INTERWEST ENTREPRENEURS
By:    InterWest Partners II
       By: HBH Partners II

           By:  _______________________________
                General Partner




                               Page 20 of 20 Pages